                                                               Exhibit 99(h)(iv)

                               NEW COVENANT FUNDS

                      FORM OF EXPENSE LIMITATION AGREEMENT

     THIS AGREEMENT, dated as of June 30, 2005, is made and entered into by and between the New Covenant Funds, a Delaware statutory trust (the "Trust"), on behalf of each of its investment series set forth on Schedule A attached hereto (the "Funds"), and the NCF Investment Department of New Covenant Trust Company, N.A. (the "Adviser").

     WHEREAS, the Adviser serves as investment adviser to the Funds pursuant to the terms of an Amended and Restated Investment Advisory Agreement entered into between the Adviser and the Trust on behalf of the Funds (the "Advisory Agreement"); and

     WHEREAS, the Trust has been authorized to enter into Shareholder Services Agreements pursuant to which each Fund may pay shareholder services fees to various types of authorized service providers for providing administrative services with respect to shares of the Funds attributable to or held in the name of each authorized service provider for its clients or other parties with whom it has a servicing relationship; and

     WHEREAS, in connection with the implementation of the Shareholder Services Agreements, the Adviser wishes to waive the investment advisory fees payable to it by any Fund to the extent of the amount of shareholder services fees paid by each Fund in order to limit the total operating expenses of the Fund.

     NOW, THEREFORE, the Trust, on behalf of the Funds, and the Adviser, hereby agree as follows:

     Until June 30, 2006, the Adviser will waive the investment advisory fees payable to it under the Advisory Agreement to the extent of any fees paid by the Funds pursuant to any Shareholder Services Agreements entered into by the Trust on behalf of the Funds.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NEW COVENANT FUNDS                      THE NCF INVESTMENT DEPARTMENT OF
                                        NEW COVENANT TRUST COMPANY, N.A.


By:                                     By:
   ----------------------------------       ------------------------------------
Name:                                   Name:
      -------------------------------         ----------------------------------
Title:                                  Title:
       ------------------------------          ---------------------------------

                                   SCHEDULE A

                                    Fund Name

                            New Covenant Growth Fund

                            New Covenant Income Fund